Exhibit 99.1

UPS RELEASES 4Q 2025 EARNINGS
AND PROVIDES 2026 GUIDANCE
•Consolidated Revenues of $24.5B
•Consolidated Operating Margin of 10.5%; Non-GAAP Adjusted* Consolidated Operating Margin of 11.8%
•Diluted EPS of $2.10; Non-GAAP Adj. Diluted EPS of $2.38
•Declares a Quarterly Dividend of $1.64

ATLANTA – January 27, 2026 – UPS (NYSE:UPS) today announced fourth-quarter 2025 consolidated revenues of $24.5 billion. Consolidated operating profit was $2.6 billion; non-GAAP adjusted consolidated operating profit was $2.9 billion. Diluted earnings per share were $2.10 for the quarter; non-GAAP adjusted diluted earnings per share were $2.38.

For the fourth quarter of 2025, GAAP results include total charges of $238 million, or $0.28 per diluted share, comprised of a non-cash, after-tax charge of $137 million due to a write-off of the company’s MD-11 aircraft fleet and after-tax transformation charges of $101 million.

Regarding the MD-11 aircraft, UPS accelerated its fleet modernization plans, completing the retirement of its MD-11 fleet during the fourth quarter of 2025.

“I want to thank UPSers across the globe for their tireless commitment to serving our customers as we delivered best-in-class service during peak for the eighth year in a row and outperformed our financial expectations in the fourth quarter,” said Carol Tomé, UPS chief executive officer. “2025 was a year of considerable progress for UPS as we took action to strengthen our revenue quality and build a more agile network. Looking ahead, upon completion of the Amazon glide-down, 2026 will be an inflection point in the execution of our strategy to deliver growth and sustained margin expansion."

U.S. Domestic Segment

	4Q 2025	Non-GAAP Adjusted 4Q 2025	4Q 2024	Non-GAAP Adjusted 4Q 2024
Revenue	$16,756 M		$17,312 M
Operating profit	$1,428 M	$1,706 M	$1,681 M	$1,754 M

•Revenue declined 3.2%, primarily driven by an expected decline in volume. Revenue per piece grew by 8.3%.
•Operating margin was 8.5%; non-GAAP adjusted operating margin was 10.2%.

International Segment

	4Q 2025	Non-GAAP Adjusted 4Q 2025	4Q 2024	Non-GAAP Adjusted 4Q 2024
Revenue	$5,045 M		$4,923 M
Operating profit	$884 M	$908 M	$1,019 M	$1,062 M

•Revenue increased 2.5%, driven by a 7.1% increase in revenue per piece.

•Operating margin was 17.5%; non-GAAP adjusted operating margin was 18.0%.

Supply Chain Solutions1

	4Q 2025	Non-GAAP Adjusted 4Q 2025	4Q 2024	Non-GAAP Adjusted 4Q 2024
Revenue	$2,678 M		$3,066 M
Operating profit	$263 M	$276 M	$226 M	$284 M
1 Consists of operating segments that do not meet the criteria of a reportable segment under ASC Topic 280 – Segment Reporting.

•Revenue declined 12.7%, primarily due to a decline in volume in the Mail Innovations business.
•Operating margin was 9.8%; non-GAAP adjusted operating margin was 10.3%.

Full-Year 2025 Consolidated Results
•Revenue was $88.7 billion.
•Operating profit was $7.9 billion; non-GAAP adjusted operating profit was $8.7 billion.
•Operating margin was 8.9%; non-GAAP adjusted operating margin was 9.8%.
•Diluted EPS totaled $6.56; non-GAAP adjusted diluted EPS of $7.16.
•Cash from operations was $8.5 billion and non-GAAP adjusted free cash flow was $5.5 billion.

In addition, the company returned $6.4 billion of cash to shareowners through dividends and share repurchases.

Dividend Declaration
The UPS Board of Directors has approved a first-quarter 2026 dividend of $1.64 per share on all outstanding Class A and Class B shares. The dividend is payable March 5, 2026, to shareowners of record on February 17, 2026.

2026 Outlook
The company provides certain guidance on a non-GAAP adjusted basis because it is not possible to predict or provide a reconciliation reflecting the impact of various potential future events, including the impact of pension adjustments, certain strategic initiatives or other unanticipated events, which would be included in reported (GAAP) results and could be material.

For the full year 2026, on a consolidated basis, UPS expects revenue to be approximately $89.7 billion and non-GAAP adjusted operating margin to be approximately 9.6%.

The company is planning capital expenditures of about $3.0 billion and dividend payments of around $5.4 billion, subject to board approval. The effective tax rate is expected to be approximately 23.0%.

* “Non-GAAP Adjusted” or “Non-GAAP Adj.” amounts are non-GAAP adjusted financial measures. See the appendix to this release for a discussion of non-GAAP adjusted financial measures, including a reconciliation to the most closely correlated GAAP measure.

Contacts:
UPS Media Relations: 404-828-7123 or pr@ups.com
UPS Investor Relations: 404-828-6059 (option 4) or investor@ups.com

# # #

Conference Call Information
UPS CEO Carol Tomé and CFO Brian Dykes will discuss fourth-quarter results with investors and analysts during a conference call at 8:30 a.m. ET, January 27, 2026. That call will be open to others through a live Webcast. To access the call, go to the UPS Investor Relations page and click on “Earnings Conference Call.” Additional financial information is included in the detailed financial schedules being posted on www.investors.ups.com under “Quarterly Earnings and Financials” and as furnished to the SEC as an exhibit to our Current Report on Form 8-K.

About UPS

UPS (NYSE: UPS) is one of the world’s largest companies, with 2024 revenue of $91.1 billion, and provides a broad range of integrated logistics solutions for customers in more than 200 countries and territories. Focused on its purpose statement, “Moving our world forward by delivering what matters,” the company’s approximately 490,000 employees embrace a strategy that is simply stated and powerfully executed: Customer First. People Led. Innovation Driven. UPS is committed to reducing its impact on the environment and supporting the communities we serve around the world. More information can be found at www.ups.com, about.ups.com and www.investors.ups.com.

Forward-Looking Statements
This release, our Annual Report on Form 10-K for the year ended December 31, 2024 and our other filings with the Securities and Exchange Commission contain and in the future may contain “forward-looking statements”. Statements other than those of current or historical fact, and all statements accompanied by terms such as “will,” “believe,” “project,” “expect,” “estimate,” “assume,” “intend,” “anticipate,” “target,” “plan,” and similar terms, are intended to be forward-looking statements.
From time to time, we also include written or oral forward-looking statements in other publicly disclosed materials. Forward-looking statements may relate to our intent, belief, forecasts of, or current expectations about our strategic direction, prospects, future results, or future events; they do not relate strictly to historical or current facts. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any forward-looking statements because such statements speak only as of the date when made and the future, by its very nature, cannot be predicted with certainty.
Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or anticipated results. These risks and uncertainties include, but are not limited to: changes in general economic conditions in the U.S. or internationally, including as a result of changes in the global trade policy, new or increased tariffs or government shutdowns; significant competition on a local, regional, national and international basis; changes in our relationships with our significant customers; our ability to attract and retain qualified employees; strikes, work stoppages or slowdowns by our employees; increased or more complex physical or operational security requirements; a significant cybersecurity incident, or increased data protection regulations; our ability to maintain our brand image and corporate reputation; impacts from global climate change; interruptions in or impacts on our business from natural or man-made events or disasters including terrorist attacks, epidemics or pandemics; exposure to changing economic, political, regulatory and social developments in international and emerging markets; our ability to realize the anticipated benefits from acquisitions, dispositions, joint ventures or strategic alliances; the effects of changing prices of energy, including gasoline, diesel, jet fuel, other fuels and interruptions in supplies of these commodities; changes in exchange rates or interest rates; our ability to accurately forecast our future capital investment needs; increases in our expenses or funding obligations relating to employee health, retiree health and/or pension benefits; our ability to manage insurance and claims expenses; changes in business strategy, government regulations or economic or market conditions that may result in impairments of our assets; potential additional U.S. or international tax liabilities; increasingly stringent regulations related to climate change; potential claims or litigation related to labor and employment, personal injury, property damage, business practices, environmental liability and other matters; and other risks discussed in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2024, and subsequently filed reports. You should consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of predictions contained in such forward-looking statements. We do not undertake any obligation to update forward-looking statements to reflect events, circumstances, changes in expectations, or the occurrence of unanticipated events after the date of those statements, except as required by law.
The Company routinely posts important information, including news releases, announcements, materials provided or displayed at analyst or investor conferences, and other statements about its business and results of operations, that may be deemed material to investors on the Company’s Investors Relations website at www.investors.ups.com. The Company uses its website as a means of disclosing material, nonpublic information and for complying with the Company’s disclosure obligations under Regulation FD. Investors should monitor the Company’s Investor Relations website in addition to following the Company’s press releases, filings with the SEC, public conference calls and webcasts. We do not incorporate the contents of any website into this or any other report we file with the SEC.

Reconciliation of GAAP and Non-GAAP Adjusted Financial Measures

We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP adjusted financial measures. Management views and evaluates business performance on both a GAAP basis and by excluding costs and benefits associated with these non-GAAP adjusted financial measures. As a result, we believe the presentation of these non-GAAP adjusted financial measures better enables users of our financial information to view and evaluate underlying business performance from the same perspective as management.

Non-GAAP adjusted financial measures should be considered in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Our non-GAAP adjusted financial measures do not represent a comprehensive basis of accounting and therefore may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Non-GAAP Adjusted Financial Measures

From time to time when presenting forward-looking non-GAAP adjusted financial measures, we are unable to provide quantitative reconciliations to the most closely correlated GAAP measure due to the uncertainty in the timing, amount or nature of any adjustments, which could be material in any period.

Transformation Strategy Costs

We exclude the impact of charges related to activities within our transformation strategy. Our transformation strategy activities have spanned several years and are designed to fundamentally change the spans and layers of our organization structure, processes, technologies and the composition of our business portfolio. Our transformation strategy includes initiatives within our Transformation 2.0, Fit to Serve and Network Reconfiguration and Efficiency Reimagined programs.

Various circumstances precipitated these initiatives, including identification and prioritization of certain investments, developments and changes in competitive landscapes, inflationary pressures, consumer behaviors, and other factors including post-COVID normalization and volume diversions attributed to our 2023 labor negotiations.

Our transformation strategy includes the following programs and initiatives:

Transformation 2.0: We identified opportunities to reduce spans and layers of management, began a review of our business portfolio and identified opportunities to invest in certain technologies, including financial reporting and certain schedule, time and pay systems, to reduce global indirect operating costs, provide better visibility, and reduce reliance on legacy systems and coding languages. Costs associated with Transformation 2.0 consisted of compensation and benefit costs related to reductions in our workforce and fees paid to third-party consultants. The Transformation 2.0 initiative was completed in 2025.

Fit to Serve: We undertook our Fit to Serve initiative with the intent to right-size our business to create a more efficient operating model that was more responsive to market dynamics through a workforce reduction of approximately 14,000 positions, primarily within management. Costs associated with Fit to Serve consisted of benefit costs related to reductions in our workforce. The initiative was completed in 2025.

Network Reconfiguration and Efficiency Reimagined: Our Network of the Future initiative is intended to enhance the efficiency of our network through automation and operational sort consolidation in our U.S. Domestic network. In connection with our strategic execution of planned volume declines from our largest customer, we began our Network Reconfiguration initiative, which is an expansion of Network of the Future and has led and will continue to lead to consolidations of our facilities and workforce as well as an end-to-end process redesign. We launched our Efficiency Reimagined  initiatives to undertake the end-to-end process redesign effort which will align our organizational processes to the network reconfiguration. We reduced our operational workforce by approximately 48,000 positions, including 15,000 fewer seasonal positions, and closed daily operations at 93 leased and owned buildings during 2025 as a component of this initiative. We continue to review expected changes in volume in our integrated air and ground network to identify additional buildings for closure. From this initiative, we computed year over year cost savings of approximately $3.5 billion in 2025. These amounts are calculated on the year over year change in volume from our largest customer, taking into account the impact of certain additional volume we have elected to serve. As of December 31, 2025 we have incurred program costs to date of $544 million, including $509 million in 2025.

In connection with the Network Reconfiguration and Efficiency Reimagined programs described above, we expect savings of approximately $3 billion in 2026. We also expect to exclude expenses related to certain strategic initiatives, including separation programs, from non-GAAP adjusted expenses, although we cannot reasonably estimate those expenses at this time. These initiatives are expected to conclude by 2027.

We do not consider the related costs to be ordinary because each program involves separate and distinct activities that may span multiple periods and are not expected to drive incremental revenue, and because the scope of the programs exceeds that of routine, ongoing efforts to enhance profitability. These initiatives are in addition to ordinary, ongoing efforts to enhance business performance.

Goodwill and Asset Impairments

We exclude the impact of goodwill and certain asset impairment charges. We do not consider these charges when evaluating the operating performance of our business units, making decisions to allocate resources or in determining incentive compensation awards.

Net Gains and Losses Related to Divestitures

We exclude the impact of gains (or losses) related to the divestiture of businesses. We do not consider these transactions to be a component of our ongoing operations, nor do we consider the impact of these transactions when evaluating the operating performance of our business units, making decisions to allocate resources or in determining incentive compensation awards.

Reversal of Income Tax Valuation Allowance

We previously recorded non-GAAP adjustments for transactions that resulted in capital loss deferred tax assets not expected to be realized. As a result of property sales during 2025, we now expect all of these capital losses to be realized. We supplement our presentation with non-GAAP adjusted financial measures that exclude the impact of the reversals of the valuation allowances against these deferred tax assets as we believe such treatment is consistent with how the valuation allowance was initially established.

Expense for Regulatory Matter

We have excluded the impact in 2024 of an expense to settle a previously disclosed regulatory matter. We do not believe this was a component of our ongoing operations and we do not expect this or similar expenses to recur.
One-Time Payment for International Regulatory Matter

We have excluded the impact in 2024 of a payment to settle a previously-disclosed international tax regulatory matter. We do not believe this payment was a component of our ongoing operations and we do not expect this or similar payments to recur.

Defined Benefit Pension and Postretirement Medical Plan Gains and Losses

We recognize changes in the fair value of plan assets and net actuarial gains and losses in excess of a 10% corridor (defined as 10% of the greater of the fair value of plan assets or the plan's projected benefit obligation), as well as gains and losses resulting from plan curtailments and settlements, for our defined benefit pension and postretirement medical plans immediately as part of Investment income (expense) and other in the statements of consolidated income. We supplement our presentation with non-GAAP adjusted measures that exclude the impact of these gains and losses and the related income tax effects. We believe excluding these defined benefit pension and postretirement medical plans gains and losses provides important supplemental information by removing the volatility associated with plan amendments and short-term changes in market interest rates, equity values and similar factors.

Non-GAAP Adjusted Cost per Piece

We evaluate the efficiency of our operations using various metrics, including non-GAAP adjusted cost per piece. Non-GAAP adjusted cost per piece is calculated as non-GAAP adjusted operating expenses in a period divided by total volume for that period. Because non-GAAP adjusted operating expenses exclude costs or charges that we do not consider a part of underlying business performance when monitoring and evaluating the operating performance of our business units, making decisions to allocate resources or in determining incentive compensation awards, we believe this is the appropriate metric on which to base reviews and evaluations of the efficiency of our operational performance.

Free Cash Flow

We calculate free cash flow as cash flows from operating activities less capital expenditures, proceeds from disposals of property, plant and equipment, and plus or minus the net changes in other investing activities. We believe free cash flow is an important indicator of how much cash is generated by our ongoing business operations and we use this as a measure of incremental cash available to invest in our business, meet our debt obligations and return cash to shareowners.

United Parcel Service, Inc.
Reconciliation of GAAP and Non-GAAP Adjusted Measures
(unaudited)

Three Months Ended
December 31,
(amounts in millions)	2025		2025
Operating Profit (GAAP)	$2,575	Operating Margin (GAAP)	10.5%

Transformation Strategy Costs:		Transformation Strategy Costs:
Transformation 2.0		Transformation 2.0
Financial systems	11	Financial systems	0.1%
Transformation 2.0 total	11	Transformation 2.0 total	0.1%

Network Reconfiguration and Efficiency Reimagined	122	Network Reconfiguration and Efficiency Reimagined	0.5%

Total Transformation Strategy Costs	133	Total Transformation Strategy Costs	0.6%

Goodwill and Asset Impairment Charges (1)	182	Goodwill and Asset Impairment Charges (1)	0.7%

Non-GAAP Adjusted Operating Profit	$2,890	Non-GAAP Adjusted Operating Margin	11.8%

(1) Reflects a pre-tax impairment charge of $182 million related to the retirement of the MD-11 aircraft fleet.

United Parcel Service, Inc.
Reconciliation of GAAP and Non-GAAP Adjusted Measures
(unaudited)

Three Months Ended
December 31,
(amounts in millions)	2025
Income Tax Expense (GAAP)	$581

Transformation Strategy Costs:
Transformation 2.0
Financial systems	3
Transformation 2.0 total	3

Network Reconfiguration and Efficiency Reimagined	29

Total Transformation Strategy Costs	32

Goodwill and Asset Impairment Charges (1)	45

Non-GAAP Adjusted Income Tax Expense	$658

(1) Reflects a pre-tax impairment charge of $182 million related to the retirement of the MD-11 aircraft fleet.

United Parcel Service, Inc.
Reconciliation of GAAP and Non-GAAP Adjusted Measures
(unaudited)

Three Months Ended
December 31,
(amounts in millions)	2025		2025
Net Income (GAAP)	$1,791	Diluted Earnings Per Share (GAAP)	$2.10

Transformation Strategy Costs:		Transformation Strategy Costs:
Transformation 2.0		Transformation 2.0
Financial systems	8	Financial systems	0.01
Transformation 2.0 total	8	Transformation 2.0 total	0.01

Network Reconfiguration and Efficiency Reimagined	93	Network Reconfiguration and Efficiency Reimagined	0.11

Total Transformation Strategy Costs	101	Total Transformation Strategy Costs	0.12

Goodwill and Asset Impairment Charges (1)	137	Goodwill and Asset Impairment Charges (1)	0.16

Non-GAAP Adjusted Net Income	$2,029	Non-GAAP Adjusted Diluted Earnings Per Share	$2.38

(1) Reflects a pre-tax impairment charge of $182 million related to the retirement of the MD-11 aircraft fleet.

United Parcel Service, Inc.
Reconciliation of GAAP and Non-GAAP Adjusted Measures
(unaudited)

Three Months Ended
December 31,
(amounts in millions)	2024		2024
Operating Profit (GAAP)	$2,926	Diluted Earnings Per Share (GAAP)	$2.01

Transformation Strategy Costs:		Transformation Strategy Costs:
Transformation 2.0		Transformation 2.0
Financial systems	13	Financial systems	0.01
Transformation 2.0 total	13	Transformation 2.0 total	0.01

Fit to Serve	47	Fit to Serve	0.04

Network Reconfiguration and Efficiency Reimagined	35	Network Reconfiguration and Efficiency Reimagined	0.03

Total Transformation Strategy Costs	95	Total Transformation Strategy Costs	0.08

Goodwill and Asset Impairment Charges (2)	60	Goodwill and Asset Impairment Charges (2)	0.05
Multiemployer Pension Plan Withdrawal (3)	19	Multiemployer Pension Plan Withdrawal (3)	0.02
		Pension Adjustment (4)	0.59

Non-GAAP Adjusted Operating Profit	$3,100	Non-GAAP Adjusted Diluted Earnings Per Share	$2.75

(amounts in millions)	2024
Other Income (Expense) (GAAP)	$(799)

Pension Adjustment (4)	665

Non-GAAP Adjusted Other Income (Expense)	$(134)

(2) Reflects pre-tax impairment charges of $60 million for IT systems and other fixed assets within Supply Chain Solutions in 2024.
(3) Reflects a pre-tax one-time charge of $19 million to withdraw from a multiemployer pension plan within the United States.
(4) Net mark-to-market loss recognized outside of a 10% corridor on company-sponsored defined benefit pension and postretirement plans.

United Parcel Service, Inc.
Reconciliation of GAAP and Non-GAAP Adjusted Measures by Segment
(unaudited)

Three Months Ended
December 31,
	2025	2024		2025	2024		2025	2024
U.S. Domestic Package	Operating Expenses		% Change	Operating Profit		% Change	Operating Margin
GAAP	$15,328	$15,631	(1.9)%	$1,428	$1,681	(15.1)%	8.5%	9.7%

Adjusted for:
Transformation Strategy Costs	(105)	(54)		105	54		0.7%	0.3%
Goodwill and Asset Impairment Charges	(173)	—		173	—		1.0%	—%
Multiemployer Pension Plan Withdrawal	—	(19)		—	19		—%	0.1%

Non-GAAP Adjusted Measure	$15,050	$15,558	(3.3)%	$1,706	$1,754	(2.7)%	10.2%	10.1%

	2025	2024		2025	2024		2025	2024
International Package	Operating Expenses		% Change	Operating Profit		% Change	Operating Margin
GAAP	$4,161	$3,904	6.6%	$884	$1,019	(13.2)%	17.5%	20.7%

Adjusted for:
Transformation Strategy Costs	(15)	(43)		15	43		0.3%	0.9%
Goodwill and Asset Impairment Charges	(9)	—		9	—		0.2%	—%

Non-GAAP Adjusted Measure	$4,137	$3,861	7.1%	$908	$1,062	(14.5)%	18.0%	21.6%

	2025	2024		2025	2024		2025	2024
Supply Chain Solutions	Operating Expenses		% Change	Operating Profit		% Change	Operating Margin
GAAP	$2,415	$2,840	(15.0)%	$263	$226	16.4%	9.8%	7.4%

Adjusted for:
Transformation Strategy Costs	(13)	2		13	(2)		0.5%	(0.1)%
Goodwill and Asset Impairment Charges	—	(60)		—	60		—%	2.0%

Non-GAAP Adjusted Measure	$2,402	$2,782	(13.7)%	$276	$284	(2.8)%	10.3%	9.3%

United Parcel Service, Inc.
Reconciliation of GAAP and Non-GAAP Adjusted Measures
(unaudited)

Year Ended
December 31,
(amounts in millions)	2025		2025
Operating Profit (GAAP)	$7,867	Operating Margin (GAAP)	8.9%

Transformation Strategy Costs:		Transformation Strategy Costs:
Transformation 2.0		Transformation 2.0
Business portfolio review	(18)	Business portfolio review	—%
Financial systems	55	Financial systems	0.1%
Transformation 2.0 total	37	Transformation 2.0 total	0.1%

Fit to Serve	47	Fit to Serve	0.1%

Network Redesign and Efficiency Reimagined	509	Network Redesign and Efficiency Reimagined	0.6%

Total Transformation Strategy Costs	593	Total Transformation Strategy Costs	0.8%

Goodwill and Asset Impairment Charges (1)	182	Goodwill and Asset Impairment Charges (1)	0.1%
Net Loss on Divestiture (5)	19	Net Loss on Divestiture (5)	—%

Non-GAAP Adjusted Operating Profit	$8,661	Non-GAAP Adjusted Operating Margin	9.8%

(amounts in millions)	2025
Other Income (Expense) (GAAP)	$(703)

Goodwill and Asset Impairment Charges (1)	19

Non-GAAP Adjusted Other Income (Expense)	$(684)

(1) Reflects a pre-tax impairment charge of $182 million related to the retirement of the MD-11 aircraft fleet and $19 million for the write-down of an equity investment in 2025.
(5) Reflects a pre-tax net loss of $19 million on the divestiture of a business within Supply Chain Solutions.

United Parcel Service, Inc.
Reconciliation of GAAP and Non-GAAP Adjusted Measures
(unaudited)

Year Ended
December 31,
(amounts in millions)	2025
Income Tax Expense (GAAP)	$1,592

Transformation Strategy Costs:
Transformation 2.0
Business portfolio review	(5)
Financial systems	14
Transformation 2.0 total	9

Fit to Serve	10

Network Redesign and Efficiency Reimagined	122

Total Transformation Strategy Costs	141

Goodwill and Asset Impairment Charges (1)	45
Net Loss on Divestiture (5)	4
Reversal of Income Tax Valuation Allowance (6)	109

Non-GAAP Adjusted Income Tax Expense	$1,891

(1) Reflects a pre-tax impairment charge of $182 million related to the retirement of the MD-11 aircraft fleet.
(5) Reflects a pre-tax net loss of $19 million on the divestiture of a business within Supply Chain Solutions.
(6) Reflects the reversal of an income tax valuation allowance.

United Parcel Service, Inc.
Reconciliation of GAAP and Non-GAAP Adjusted Measures
(unaudited)

Year Ended
December 31,
(amounts in millions)	2025		2025
Net Income (GAAP)	$5,572	Diluted Earnings Per Share (GAAP)	$6.56

Transformation Strategy Costs:		Transformation Strategy Costs:

Transformation 2.0		Transformation 2.0
Business portfolio review	(13)	Business portfolio review	(0.02)
Financial systems	41	Financial systems	0.05
Transformation 2.0 total	28	Transformation 2.0 total	0.03

Fit to Serve	37	Fit to Serve	0.04

Network Redesign and Efficiency Reimagined	387	Network Redesign and Efficiency Reimagined	0.46

Total Transformation Strategy Costs	452	Total Transformation Strategy Costs	0.53

Goodwill and Asset Impairment Charges (1)	156	Goodwill and Asset Impairment Charges (1)	0.18
Net Loss on Divestiture (5)	15	Net Loss on Divestiture (5)	0.02
Reversal of Income Tax Valuation Allowance (6)	(109)	Reversal of Income Tax Valuation Allowance (6)	(0.13)

Non-GAAP Adjusted Net Income	$6,086	Non-GAAP Adjusted Diluted Earnings Per Share	$7.16

(1) Reflects a pre-tax impairment charge of $182 million related to the retirement of the MD-11 aircraft fleet.
(5) Reflects a pre-tax net loss of $19 million on the divestiture of a business within Supply Chain Solutions.
(6) Reflects the reversal of an income tax valuation allowance.

United Parcel Service, Inc.
Reconciliation of GAAP and Non-GAAP Adjusted Measures by Segment
(unaudited)

	Year Ended
	December 31,
	2025	2024		2025	2024		2025	2024
U.S. Domestic Package	Operating Expenses		% Change	Operating Profit		% Change	Operating Margin
GAAP	$55,593	$56,031	(0.8)%	$3,926	$4,345	(9.6)%	6.6%	7.2%

Adjusted for:
Transformation Strategy Costs	(505)	(147)		505	147		0.8%	0.3%
Goodwill and Asset Impairment Charges	(173)	(5)		173	5		0.3%	—%
Multiemployer Pension Plan Withdrawal	—	(19)		—	19		—%	—%

Non-GAAP Adjusted Measure	$54,915	$55,860	(1.7)%	$4,604	$4,516	1.9%	7.7%	7.5%

	2025	2024		2025	2024		2025	2024
International Package	Operating Expenses		% Change	Operating Profit		% Change	Operating Margin
GAAP	$15,703	$14,769	6.3%	$2,873	$3,191	(10.0)%	15.5%	17.8%

Adjusted for:
Transformation Strategy Costs	(53)	(79)		53	79		0.3%	0.4%
Goodwill and Asset Impairment Charges	(9)	(2)		9	2		—%	—%
One-Time International Regulatory Matter	—	(88)		—	88		—%	0.5%

Non-GAAP Adjusted Measure	$15,641	$14,600	7.1%	$2,935	$3,360	(12.6)%	15.8%	18.7%

	2025	2024		2025	2024		2025	2024
Supply Chain Solutions	Operating Expenses		% Change	Operating Profit		% Change	Operating Margin
GAAP	$9,498	$11,802	(19.5)%	$1,068	$932	14.6%	10.1%	7.3%

Adjusted for:
Transformation Strategy Costs	(35)	(96)		35	96		0.3%	0.8%
Net (Loss) Gain on Divestiture	(19)	156		19	(156)		0.2%	(1.2)%
Goodwill and Asset Impairment Charges	—	(101)		—	101		—%	0.7%
Expense for Regulatory Matter	—	(45)		—	45		—%	0.4%

Non-GAAP Adjusted Measure	$9,444	$11,716	(19.4)%	$1,122	$1,018	10.2%	10.6%	8.0%

United Parcel Service, Inc.
Reconciliation of Free Cash Flow (Non-GAAP measure)
(unaudited)

Year Ended
December 31,
(amounts in millions)	2025
Cash flows from operating activities	$8,450
Capital expenditures	(3,685)
Proceeds from disposals of property, plant and equipment	700
Other investing activities	5
Free Cash Flow (Non-GAAP measure)	$5,470

United Parcel Service, Inc.
Reconciliation of GAAP and Non-GAAP Adjusted Measures - U.S. Domestic Cost Per Piece
(unaudited)

	Three Months Ended
	December 31,
	2025	2024	% Change
Operating Days	62	62
Average Daily U.S. Domestic Package Volume (in thousands)	19,970	22,382
U.S. Domestic Package Cost Per Piece (GAAP)	$12.14	$11.00	10.4%

Transformation Strategy Costs	(0.08)	(0.04)
Goodwill and Asset Impairment Charges	(0.14)	—
Multiemployer Pension Plan Withdrawal	—	(0.01)

U.S. Domestic Package Non-GAAP Adjusted Cost Per Piece	$11.92	$10.95	8.9%

Note: Cost per piece excludes expense associated with cargo and other activity.

United Parcel Service, Inc.
Reconciliation of GAAP and Non-GAAP Adjusted Measures - U.S. Domestic Cost Per Piece
(unaudited)

	Year Ended
	December 31,
	2025	2024	% Change
Operating Days	252	253
Average Daily U.S. Domestic Package Volume (in thousands)	17,510	19,161
U.S. Domestic Package Cost Per Piece (GAAP)	$12.35	$11.42	8.1%

Transformation Strategy Costs	(0.11)	(0.04)
Goodwill and Asset Impairment Charges	(0.04)	—

U.S. Domestic Package Non-GAAP Adjusted Cost Per Piece	$12.20	$11.38	7.2%

Note: Cost per piece excludes expense associated with cargo and other activity.